ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis	(212) 896-1203
(918) 251-9121	ebarker@kcsa.com

ADDvantage Technologies Group, Inc. Appoints John Shelnutt as Independent Board Member

BROKEN ARROW, OK—July 11, 2019 ADDvantage Technologies Group, Inc. (“ADDvantage” or the “Company”) today announced it has appointed John M. Shelnutt as an independent member of its Board of Directors, effective July 8, 2019. With the appointment of John Shelnutt, the full ADDvantage Board is comprised of  six members, of which four are independent directors.
Mr. Shelnutt was appointed to the Board of Directors due to his extensive experience and contacts in the telecommunications industry and background in business leadership and corporate strategy. John Shelnutt is Vice President of Blue Danube Systems, a start-up company that designs intelligent wireless access solutions using cloud-based analytics and machine learning to deliver high definition active antenna systems technology to the wireless industry.  Prior to joining Blue Danube Systems in 2017, Mr. Shelnutt served in various executive capacities at Cisco, including leading their mobility division with global responsibility for all of the mobile product offerings of the company and managing one of their largest global customers.  Mr. Shelnutt also spent 12 years in various executive leadership roles at Alcatel including the startup of their global DSL division and managing their United States mobility division.  Mr. Shelnutt has served on various boards within the telecommunications industry including the QuEST Forum, ATIS, Broadband Forum and was an advisor to Tech Titans of Dallas, Texas and the City of New York Public Schools Technology group.
Joe Hart, President and CEO of the Company, stated, “John brings a unique depth of experience and expertise that will be directly relevant to ADDvantage as we embark on our expansion strategy in the wireless infrastructure services and broadband telecommunications markets. John is an accomplished business leader, and I am delighted that he has accepted this appointment. We look forward to leveraging his insights, contacts and leadership experience to advance the long term growth of ADDvantage Technologies.”

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies.  Through Fulton Technologies, the Company provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers.  Through its Nave Communications and

Triton Datacom subsidiaries, ADDvantage sells equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems.  ADDvantage also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries: Fulton Technologies, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.